Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Fresh Healthy Vending International, Inc., a Nevada corporation (the “Company”), and Mark Cole (“Cole”) (together, the “Parties”) effective February  18, 2014.

The Company and Cole mutually desire to enter into an agreement containing the terms and conditions pursuant to which the Company will employ Cole from and after the date of this Agreement.  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
EMPLOYMENT

1.1              Employment.  The Company hereby agrees to employ Cole and Cole hereby agrees to serve the Company in the capacity of Chief Financial Officer based upon the terms and conditions set forth in this agreement.

1.2              Initial Term.  Company hereby employs Cole for an initial term of twelve months (the “Term”), commencing on the date hereof, unless sooner terminated or extended as hereinafter provided.

1.3              Renewal Term. This Agreement shall automatically terminate on the last day of the Term unless both Company and Cole mutually agree to extend it in writing not less than ninety (90) days prior to the end of the Term. If this Agreement is not extended at the end of the Term  continued employment by Cole, if any, shall be on a month to month basis until such time as Cole resigns, is terminated or Cole and Company enter into a new employment agreement  (the “Renewal Term”) commencing upon the expiration of the Term.   Except as expressly otherwise set forth herein, the terms and conditions of this Agreement shall continue in full force and effect during any Renewal Term.

1.4              Duties.  During the term of his employment, Cole shall devote his full-time efforts, abilities, and energies to the Company’s business and, in particular, shall use his best efforts, skill, and abilities to promote the general welfare and interests of the Company.  Cole shall loyally, conscientiously, and professionally do and perform all such duties and responsibilities as shall be reasonably assigned to him.  Cole shall report directly to the Manager of the Company.  Cole shall perform all services appropriate to his position and as reasonably and properly assigned by the Manager.  Cole shall comply with all of the Company’s personnel policies and procedures, including, but not limited to, those contained in the Company’s Handbook.

1.5              Termination. Company may terminate Cole’s employment with or without Cause (as defined below) at any time during the Term.  On termination by either of the Company or Cole (the "Termination Date") , Cole shall be entitled to receive from the Company all accrued compensation due to him under Article 2 below through the termination date but shall not be entitled to receive any severance payments. Such amounts shall be in addition to any benefits earned by Executive or to which Executive was entitled prior to such termination without Cause.

ARTICLE 2
COMPENSATION

2.1              Compensation.

2.1.1        Base Salary.  The Company shall pay Cole a base salary of One Hundred Seventy Five Thousand Dollars ($175,000.00) per year.  The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect.

2.1.2        Bonus.  Cole shall be eligible to receive a bonus each year, with the amount of such bonus to be determined in the sole discretion of the Board of Directors of the Company (the ”Board”).

2.1.3        Stock Grant. The Company shall grant Cole 120,000 shares of Company’s common stock (the “Grant Shares”) vesting ratably over the period of the Term (the “Vesting Period”). The Grant Shares are unregistered securities and will bear restrictive federal securities and vesting legends as appropriate.  If Cole ceases to be employed by the Company as Chief Financial Officer at any time during the Vesting Period then he will be entitled to receive all Grant Shares that have vested during the Vesting Period and will lose all rights to unvested Grant Shares.

2.2              Employee Benefits.  In addition to the compensation specified above, Cole shall be permitted to participate in certain Company-provided employee benefit programs that include the Company’s vacation, medical, 401(k) dental and vision programs provided to Cole at the Company’s expense.

2.3              Business Expenses.  Company shall reimburse Cole for all reasonable out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder promptly after Cole has furnished Company with evidence in the form of receipts which substantiate the claimed expenditures provided, that such reimbursable expenses shall not in the aggregate exceed a one-time amount of $1,000.00. Any expense that exceeds $1,000.00 may be reimbursed only upon approval by the Board. Cole’s right under this Agreement to be reimbursed for expenses incurred prior to the termination of this Agreement shall survive termination of this Agreement.

ARTICLE 3
ADDITIONAL OBLIGATIONS

3.1              Representations and Warranties. Cole represents and warrants to Company that (a) Cole is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of Company or hereunder, (b) Cole is under no physical or mental disability that would hinder the performance of his duties under this Agreement, and (c) this Agreement constitutes the valid and binding obligation of Cole, enforceable by Company and against Cole in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies).  Company represents and warrants to Cole that (a) the execution and delivery of this Agreement by Company and the performance of its obligations hereunder have been duly authorized by Company and no further action on Company’s part is necessary to authorize this Agreement and the performance of such obligations, and (b) this Agreement constitutes the valid and binding obligation of Company, enforceable by Cole against Company in accordance with its terms (subject to laws in effect with respect to creditors’ rights generally and applicable principles relating to equitable remedies).

3.2              Non-Interference.  Cole shall not now or in the future, either during or subsequent to the period of Cole’s employment, disrupt, damage, impair or interfere with the business of the Company in any manner, including, without limitation, inducing an employee to leave the employ of the Company or inducing an employee, a consultant, a sales representative, or an independent contractor to sever that person’s relationship with the Company either by interfering with or raiding the Company’s employees, disrupting the relationships with customers, agents, independent contractors, representatives or vendors, or otherwise.

3.3              Conflicts of Interest.  If Cole is involved, directly or indirectly, in an activity that presents a potential or actual conflict of interest, as determined by the Company in its sole discretion, by virtue of Cole’s employment or employment relationship with the Company, Cole shall immediately terminate such activity, employment and/or relationship unless Cole has the express written permission of the Company to continue it.  If Cole has any doubts as to whether a potential or actual conflict of interest is involved, Cole must disclose all pertinent facts to the Company before undertaking the activity.  The Company shall make the final decision as to whether such a conflict or potential conflict exists in its sole discretion.

3.4              Confidentiality.  Cole agrees, at all times during and after Cole’s employment hereunder, to hold in the strictest confidence, and not to disclose to any person, firm or corporation without the express written authorization of the President of the Company, any trade secret, any financial information or any secret, proprietary, or confidential information relating to the Company’s programs, customers, customers’ information, sales or business of the Company, or any sensitive personal information learned or obtained about the Company’s officers, shareholders and/or employees in the course and scope of Cole’s employment with the Company (“Confidential Information”), except as such disclosure or use may be required in connection with his work for the Company or by law, or is published or is otherwise readily available to the public or becomes known to the public other than by his breach of this Agreement.  Cole further agrees, upon termination of this Agreement, to promptly deliver to the Company all notes, books, correspondence, drawings, computer storage information, and any and all other written and graphical records in his possession or under his control relating to the past, present or future business, accounts, or projects of the Company.

3.5       Non-Disparagement. Cole agrees that he will not at any time, unless compelled by law, disparage, criticize or defame the Company, or any of its members, managers, officers, directors, employees, consultants or agents, in their capacities as such or knowingly or willfully harm the business interests, reputation or goodwill of the Company.

ARTICLE 4
MISCELLANEOUS

4.1              Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all other arrangements, communications, understandings, promises, or stipulations, whether any of the same are either oral or in writing, or express or implied, between the parties hereto with respect to the subject matter hereof, including, but not limited to, any implied-in-law or implied-in-fact covenants or duties relating to employment or the termination of employment.  No change to or modification of this Agreement shall be valid or binding unless the same shall be in writing and signed by both Cole and the President of the Company.

4.2              Severability.  In the event that any one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, in any respect, by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

4.3              No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

4.4              Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

4.5              Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Cole, the Company and their respective heirs, successors and assigns; provided that any assignment by the Company will not relieve the Company of its duties and obligations hereunder, and Cole may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

4.6              Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall he governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California and any court action brought under or arising out of this Agreement shall be brought in any competent court within the State of California, County of San Diego, or such other courts in the State of California wherein the principal place of business of Company is located.

4.7              Arbitration.  Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. ("JAMS").  The JAMS Streamlined Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties.  The arbitration shall take place in San Diego County, California.  The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction.  The Party initiating the arbitration shall advance the arbitrator's fee and all costs of services provided by the arbitrator and arbitration organization.  However, all the costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys' fees and costs, shall be awarded by the arbitrator to the prevailing party in accordance with applicable law.   The Parties hereby waive any right to a jury trial on any dispute or claim covered by this Agreement.

4.8              Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Cole, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto acknowledge that they have read this Agreement, fully understand it, and have freely and voluntarily entered into it.

“MARK COLE”
/s/ Mark Cole
“THE COMPANY” Fresh Healthy Vending International, Inc.
/s/ Alex Kennedy
Name: Alex Kennedy Title: Chief Executive Officer and Principal Executive Officer